                 Finish Line Reports Second Quarter Sales and
                     Announces Stock Buyback Authorization


     INDIANAPOLIS -- September 3, 1998 - The Finish Line, Inc. (NASDAQ:FINL) reported net sales of $144,719,000 for the thirteen weeks ended August 29, 1998, an increase of 22% (twenty-two percent) over net sales of $118,727,000 for the same thirteen week period last year ended August 30, 1997.

     Comparable store net sales for this thirteen week period were flat (zero percent change) versus a 5% (five percent) increase reported for the comparable thirteen week period last fiscal year. Monthly comparable store net sales showed a 3% (three percent) increase for both June and July followed by a 3% (three percent) decrease for August.

     For the second quarter, comparable net footwear sales increased approximately 4% (four percent) while comparable net sales for activewear/accessories decreased approximately 11% (eleven percent). Merchandise inventories at the end of the quarter exceeded plan, but were lower on a per square foot basis than last year.

YEAR TO DATE:

     Net sales for the twenty-six weeks ended August 29, 1998 were $261,321,000, a 27% (twenty-seven percent) increase over net sales of $206,264,000 reported for the same twenty-six weeks reported last year. Comparable store net sales increased approximately 4% (four percent) for the twenty-six week period ended August 29, 1998 versus a 3% (three percent) increase for the same period the prior year.

     Mr. Alan H. Cohen (President and Chief Executive Officer) stated: "As presented in our August 12, 1998 press release, the overall tone of business for our second quarter started reasonably well through June and most of July as we recorded three percent same store sales gains for each of these months. Beginning the last week of July, footwear sales softened and the apparel/accessories category continued its slide resulting in our first monthly same store sales decline during the August sales period in the last five years. Same store sales for the month of August have increased 2%, 1%, 18% and 10% for the previous four years, respectively. Although footwear sales were not as strong as expected with a 4% comp gain for the quarter, apparel sales were the biggest disappointment declining 11% for the quarter. Apparel sales have been adversely affected this year versus last year by a more promotional environment and an apparent fashion shift by our primary customer from authentic athletic brands to more contemporary styles. Athletic footwear brands have continued to perform through this fashion shift led by Nike and Adidas, especially in the running category. Because of our second quarter performance, these adverse fashion trends and the continuing promotional environment in our industry, we remain cautious for the third and fourth quarters of this fiscal year."

     During the second quarter, the Company opened 16 new stores, remodeled/expanded six existing stores and closed two stores. As of August 29, 1998, the Company was operating 330 stores compared to 281 at August 30, 1997, an increase of seventeen percent. In addition, store square footage increased approximately 35% to 1,863,000 square feet compared to 1,375,000 square feet at August 30, 1997. The Company is currently operating stores in 36 states.

     The Company also announced a stock repurchase program. The Board of Directors has authorized the Company to purchase on the open market or in privately negotiated transactions, through December 31st, 1999, up to 2.6 million shares of the Company's Class A Common Stock, or approximately 10% (ten-percent) of the aggregate Class A and Class B Common Stock outstanding. The Company believes that adoption of the repurchase program could be a viable use of excess cash. Such purchases, if any, will occur from time to time as market conditions warrant and as the company deems appropriate when judged against other alternative uses of cash.

     The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year. Except for the historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties which include, but are not limited to, product demand and market acceptance risks, the effect of economic conditions, the effect of competitive products and pricing, the availability of products, management of growth, and the other risks detailed in the Company's Securities and Exchange Commission filings.

     The Finish Line is a specialty retailer of men's, women's and children's brand name athletic and lifestyle footwear, activewear and accessories operating 330 stores in 36 states.

     The Company has made available a replay conference call covering the second quarter by dialing 1-800-678-3458. This replay will be available for 48 hours subsequent to the time of this release.


CONTACT:  The Finish Line, Inc., Indianapolis
          Steven J. Schneider, 317-899-1022, Extension 3350